Filed pursuant to Rule 433

Registration Statement No. 333-261972

September 2, 2025

Federative Republic of Brazil Announces New Bonds Offering and Tender Offer

September 2, 2025

BRASÍLIA, Brazil —

New Bonds Offering

The Federative Republic of Brazil (“Brazil”) announced today the commencement of a global offering of global bonds to be denominated in U.S. dollars due 2030 (the “2030 Bonds” and, such offering, the “2030 Bonds Offering”) and 2056 (the “2056 Bonds” and, such offering, the “2056 Bonds Offering” and, the 2030 Bonds together with the 2056 Bonds, the “New Bonds” and, the 2030 Bonds Offering together with the 2056 Bonds Offering, the “New Bonds Offering”). The 2030 Bonds will form a single series with the outstanding U.S.$1,500,000,000 aggregate principal amount of Brazil’s previously issued 5.500% global bonds due 2030. The 2056 Bonds Offering includes 2056 Bonds that may be issued and sold to certain tendering holders in the Tender Offer (as described below). BofA Securities, Inc., Itau BBA USA Securities, Inc. and J.P. Morgan Securities LLC will serve as Joint Book-Running Managers for the New Bonds Offering.

The New Bonds Offering is being made only by means of a preliminary prospectus supplement and an accompanying base prospectus for the New Bonds. Copies of the preliminary prospectus supplements and the related prospectus for the New Bonds Offering may be obtained by contacting any of the following: BofA Securities, Inc., by calling +1 (888) 292-0070 (U.S. toll free); Itau BBA USA Securities, Inc., by calling +1 (888) 770-4828 (U.S. toll free); or J.P. Morgan Securities LLC, by calling +1 (866) 846-2874 (U.S. toll free).

Application will be made to have the New Bonds listed on the London Stock Exchange plc (the “London Stock Exchange”) for the New Bonds to be admitted to trading on the London Stock Exchange’s International Securities Market.

Tender Offer

Brazil also announced today that it has commenced an offer to purchase for cash (the “Tender Offer”) its outstanding 7.125% Global Bonds due 2037, 5.625% Global Bonds due 2041, 5.000% Global Bonds due 2045, 5.625% Global Bonds due 2047, 4.750% Global Bonds due 2050 and 7.125% Global Bonds due 2054 (the “Old Bonds”) in an aggregate principal amount that will not result in an aggregate Purchase Price that exceeds an amount to be determined by Brazil in its sole discretion (the “Maximum Purchase Amount”). The Tender Offer is made on the terms and subject to the conditions contained in the Offer to Purchase, dated Tuesday, September 2, 2025 (the “Offer to Purchase”), including the pricing of the issue of the New Bonds in an amount and on terms and conditions acceptable to Brazil, which is expected to occur today. All capitalized terms used but not defined under the heading “Tender Offer” in this communication have the respective meanings specified in the Offer to Purchase.

The tender period (the “Tender Period”) will commence at or around 8:00 a.m., New York time, on Tuesday, September 2, 2025, and, unless extended or earlier terminated by Brazil in its sole discretion, the Tender Period will expire (i) at 12:00 p.m., New York City time on Tuesday, September 2, 2025 for Non-Preferred Tenders and (ii) at 2:00 p.m., New York City time on Tuesday. September 2, 2025 for Preferred Tenders (as defined below).

Brazil expects to announce the Maximum Purchase Amount, the aggregate principal amount of Preferred Tenders and of Non-Preferred Tenders of Old Bonds that have been accepted and whether any proration has occurred for any Old Bonds on Wednesday, September 3, 2025, or as soon as possible thereafter. The settlement of the Tender Offer is scheduled to occur on Friday, September 5, 2025 (the “Tender Offer Settlement Date”) but is subject to change without notice.

The Purchase Price to be paid for the Old Bonds that are tendered and accepted pursuant to the Tender Offer will be the fixed price identified for Old Bonds set forth in the table below. Holders of the Old Bonds participating in the Tender Offer will also receive any accrued and unpaid interest on their Old Bonds up to (but excluding) the Tender Offer Settlement Date (“Accrued Interest”).

Old Bonds

Old Bonds	Outstanding Principal Amount as of September 2, 2025		ISIN	CUSIP	Fixed Purchase Price (per U.S. $1,000 Principal Amount)
7.125% Global Bonds due 2037	U.S. $	1,634,303,000	US105756BK57	105756BK5	$1,099.00
5.625% Global Bonds due 2041	U.S. $	2,220,621,000	US105756BR01	105756BR0	$927.50
5.000% Global Bonds due 2045	U.S. $	3,299,754,000	US105756BW95	105756BW9	$790.00
5.625% Global Bonds due 2047	U.S. $	2,789,332,000	US105756BY51	105756BY5	$842.00
4.750% Global Bonds due 2050	U.S. $	4,000,000,000	US105756CB40	105756CB4	$728.50
7.125% Global Bonds due 2054	U.S. $	2,250,000,000	US105756CJ75	105756CJ7	$977.00

During the Tender Period, a holder of Old Bonds may place orders to tender Old Bonds (“Tender Orders”) only through any of the Dealer Managers. If a holder does not have an account with a Dealer Manager and desires to tender its Old Bonds, it may do so through a broker, dealer, commercial bank, trust company, other financial institution or other custodian, in each case that has an account with a Dealer Manager. Holders will NOT be able to submit tenders through Euroclear Bank SA/NV, Clearstream Banking, S.A. or the Depository Trust Company (“DTC”) system. J.P. Morgan Securities LLC, as the billing and delivering bank for the Tender Offer (in such capacity, the “Billing and Delivering Bank”), will consolidate all Tender Orders and accept Old Bonds for purchase pursuant to the terms and conditions in the Offer to Purchase on behalf of Brazil, subject to proration at Brazil’s sole discretion and other terms and conditions as described in the Offer to Purchase. Failure to deliver Old Bonds on time may result, in Brazil’s sole discretion, in any of the following: (i) the cancellation of a holder’s tender and the holder becoming liable for any damages resulting from that failure, and/or (ii) the delivery of a buy-in notice for the purchase of such Old Bonds, executed in accordance with customary brokerage practices for corporate fixed income securities, and/or (iii) in the case of Preferred Tenders, the cancellation of a holder’s tender and the holder remaining obligated to purchase its allocation of 2056 Bonds in respect of its related Indication of Interest for the 2056 Bonds.

Tender Orders for Old Bonds may be subject to proration. Brazil may subject each series of Old Bonds to different amounts of proration, in its sole discretion. Tender Orders made by holders who have submitted an equivalent-sized Indication of Interest for the 2056 Bonds prior to the pricing of the New Bonds Offering at terms that are acceptable to Brazil (the “Preferred Tenders”) are intended to be accepted before any Non-Preferred Tender Orders. To the extent proration occurs, the Billing and Delivering Bank will accept Old Bonds with appropriate adjustments to avoid the purchase of Old Bonds in principal amounts other than Permitted Tender Amounts.

Each holder submitting Tender Orders shall be deemed to represent to Brazil, the Dealer Managers and the Billing and Delivering Bank that such holder held, from the time of its submission of its Tender Order through the Preferred Tenders Expiration Time and Non-Preferred Tenders Expiration Time, at least the amount of Old Bonds that are being tendered.

All Old Bonds that are tendered pursuant to Tender Orders and are accepted by Brazil will be purchased on behalf of Brazil by the Billing and Delivering Bank directly or, if the tendering holder does not have an account with the Billing and Delivering Bank, through the Dealer Manager with which such holder placed a Tender Order, or through the broker, dealer, commercial bank, trust company, other financial institution, or other custodian that has an account with a Dealer Manager, with which such holder placed a Tender Order. There is no letter of transmittal for the Tender Offer. Old Bonds held through DTC must be delivered for settlement no later than 3:00 p.m., New York City time, on the Tender Offer Settlement Date. If a holder holds Old Bonds through Euroclear or Clearstream, the latest process it can use to deliver its Old Bonds is the overnight process, one day prior to the Settlement Date; holders may not use the optional daylight process. Holders will not have withdrawal rights with respect to the Tender Offer after the expiration of the Non-Preferred Tender Period or the Preferred Tender Period, as applicable. Old Bonds accepted for purchase will be settled on a delivery versus payment basis in accordance with customary brokerage practices for corporate fixed income securities.

Brazil may, but is not required to, issue and sell 2056 Bonds to holders who validly tender their Old Bonds pursuant to the Tender Offer and place firm orders for 2056 Bonds in the 2056 Bonds Offering during the Tender Period (as well as investors that are not participating in the Tender Offer). If Brazil determines to issue and sell 2056 Bonds to such holders, the scheduled settlement date for the New Bonds Offering is expected to occur on Thursday, September 11, 2025.

The Tender Offer is subject to Brazil’s right, at its sole discretion and subject to applicable law, to extend, terminate, withdraw, or amend the Tender Offer at any time. Brazil reserves the right, in its sole discretion, not to accept tenders for any reason.

The Offer to Purchase may be downloaded from the Information Agent’s website at www.gbsc-usa.com/Brazil/ or obtained from the Information Agent, Global Bondholder Services Corporation, at +1 (855) 654-2014 or from any of the Dealer Managers.

The Dealer Managers for the Tender Offer are:

BofA Securities, Inc. Attention: Liability Management Group One Bryant Park New York, NY 10036 Collect: +1 646 855-8998 Toll-Free: +1 888 292-0070	Itau BBA USA Securities, Inc. Attention: Debt Capital Markets 599 Lexington Avenue, 34th Floor New York, NY 10022 Collect: +1 917 224-6722 Toll-Free: +1 888 770-4828	J.P. Morgan Securities LLC Attention: Latin America Debt Capital Markets 383 Madison Avenue, 6th Floor New York, NY 10179 Collect: +1 212 834-7279 Toll-Free: +1 866 846-2874

The Billing and Delivering Bank for this Tender Offer is: J.P. Morgan Securities LLC.

Questions regarding the Tender Offer may be directed to the Dealer Managers at the above contact.

*    *   *

Brazil has filed a registration statement (including the prospectus) and the preliminary prospectus supplements with the SEC for the New Bonds Offering. Before you invest, you should read the prospectus in that registration statement and other documents Brazil has filed with the SEC for more complete information about Brazil and the New Bonds Offering. You may get these documents for free by visiting EDGAR on the SEC website at http://www.sec.gov/. Alternatively, the Joint Book-Running Managers or the Dealer Managers, as the case may be, will arrange to send you the preliminary prospectus supplements and the accompanying prospectus for the New Bonds Offering if you request it by calling any one of them at the numbers specified above.

A preliminary prospectus supplement along with the accompanying prospectus is available from the Securities and Exchange Commission’s website at: https://www.sec.gov/Archives/edgar/data/205317/000119312525193393/d477411d424b5.htm

Important Notice

The distribution of materials relating to the New Bonds Offering and the Tender Offer and the transactions contemplated by the New Bonds Offering and the Tender Offer may be restricted by law in certain jurisdictions. Each of the New Bonds Offering and the Tender Offer is void in all jurisdictions where it is prohibited. If materials relating to the New Bonds Offering or the Tender Offer come into a holder’s possession, the holder is required by Brazil to inform itself of and to observe all of these restrictions. The materials relating to the New Bonds Offering or the Tender Offer, including this communication, do not constitute, and may not be used in connection with, an offer or solicitation in any place where offers or solicitations are not permitted by law. If a jurisdiction requires that the New Bonds Offering or the Tender Offer be made by a licensed broker or dealer and a Dealer Manager or any affiliate of a Dealer Manager is a licensed broker or dealer in that jurisdiction, the New Bonds Offering or the Tender Offer, as the case may be, shall be deemed to be made by the Dealer Manager or such affiliate on behalf of Brazil in that jurisdiction. Owners who may lawfully participate in the Tender Offer in accordance with the terms thereof are referred to as “holders.”

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor will there be any sale of the New Bonds or the Tender Offer in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction. The offering of the New Bonds and the Tender Offer will be made only by means of the New Bonds Offering prospectus supplements and the accompanying prospectus and an offer to purchase in Canada, under applicable exemptions from any prospectus or registration requirements.

The Tender Offer is made in Austria to existing holders of the Old Bonds only.

The distribution of materials relating to the New Bonds Offering and the Tender Offer and the transactions contemplated by the New Bonds Offering and the Tender Offer of these securities will be made only by means of the preliminary prospectus and the accompanying prospectus supplement and prospectus. No prospectus pursuant to the Regulation (EU)

2017/1129 of the European Parliament and the Council of 14 June 2017 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market, and repealing Directive 2003/71/EC (the “Prospectus Regulation”) or the Austrian Capital Market Act (“Kapitalmarktgesetz”) has been or will be approved (gebilligt) by or notified (notifiziert) to the Austrian Financial Market Authority (Finanzmarktaufsicht) and no such prospectus has been or will be published in Austria in any way which would constitute a public offering under Austrian law (whether presently or in the future). The information in the Offer materials (e.g., preliminary prospectus, accompanying prospectus supplement, prospectus) is being made available in Austria for the sole purpose of providing information about the securities described therein solely to individually qualified investors in Austria. The information contained in the Offer materials is being made available on the condition that it is solely for the use of the recipient as a potential and individually qualified investor and may not be passed on to any other person or reproduced in whole or in part.

There has been no offer, sale or delivery and there will be no offer, sale or delivery of any bonds in Austria other than in accordance with provisions of the Prospectus Regulation and of the Austrian Capital Market Act; and any offering material relating to the New Bonds will be distributed in Austria only under circumstances that will result in compliance with the applicable rules and regulations of the Prospectus Regulation and of the Austrian Capital Market Act.

In Belgium, the New Bonds Offering and the Tender Offer are not directly or indirectly, being made to, or for the account of, any person other than to qualified investors (gekwalificeerde beleggers/investisseurs qualifiés) within the meaning of Article article 2, e) of the Prospectus Regulation, as amended or replaced from time to time (Belgian Qualified Investor), that do not qualify as consumers (consumenten/consommateurs) within the meaning of Article I.1, 2° of the Belgian Code of Economic Law of February 28, 2013 (Wetboek van economisch recht/Code de droit économique), as amended or replaced from time to time (Consumers). A Consumer within the meaning of Article I.1, 2° of the Belgian Code of Economic Law is any natural person who is acting for purposes which are outside their trade, business, craft or profession.

As a result, the New Bonds Offering and the Tender Offer do not constitute a public takeover bid pursuant to Articles 3, §1, 1° and 6, § 1 of the Belgian law of April 1, 2007 on public takeover bids (Wet op de openbare overnamebiedingen/Loi relative aux offres publiques d’acquisition), as amended or replaced from time to time.

Consequently, the New Bonds Offering and the Tender Offer and any material relating thereto have not been and will not be, notified or submitted to, nor approved by the Belgian Financial Services and Markets Authority (Autoriteit voor Financiële Diensten en Markten/Autorité des Services et Marchés Financiers) pursuant to the Belgian laws and regulations applicable to the public offering or tendering of securities.

The New Bonds Offering and the Tender Offer as well as any materials relating thereto may not be advertised, nor distributed, directly or indirectly, to any person in Belgium other than Belgian Qualified Investors acting for their own account who are not Consumers, and may not be used in connection with any offering in except as may otherwise be permitted by law.

The New Bonds Offering cannot be considered to be a regulated investment service such as investment advice as listed under Annex I to the European Directive 2014/65/EU of the European Parliament and of the Council of 15 May 2014 on markets in financial instruments and amending Directive 2002/92/EC and Directive 2011/61/EU (MiFID II), as amended or replaced from time to time.

The New Bonds Offering and the Tender Offer may not be offered or sold to the public in Brazil. Accordingly, the New Bonds Offering and the Tender Offer have not been nor will be registered with the Brazilian Securities Commission—CVM nor have they been submitted to the foregoing agency for approval. Documents relating to the New Bonds Offering and the Tender Offer, as well as the information contained therein, may not be supplied to the public in Brazil, as the New Bonds Offering and the Tender Offer is not a public offering of securities in Brazil, nor used in connection with any offer for subscription or sale of securities to the public in Brazil.

The New Bonds may be sold and the Tender Offer is made in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations, and who are not individuals. Any resale of the New Bonds must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable Canadian securities laws.

The New Bonds and the Old Bonds will not be registered under Chilean Law No. 18,045, as amended, with the Comisión para el Mercado Financiero de Chile (Financial Market Commission of Chile or “CMF”) and, accordingly, the New Bonds and the Old Bonds cannot and will not be offered or sold to persons in Chile except in circumstances which have not resulted and will not result in a public offering under Chilean law, and in compliance with Norma de Carácter General (Rule) No. 336, dated June 27, 2012, issued by the CMF.

The New Bonds may not be offered, sold or negotiated in Colombia, except in compliance with Part 4 of Decree 2555 of 2010. The Offer to Purchase and the New Bonds Offering prospectus supplements and the accompanying prospectus do not constitute and may not be used for, or in connection with, a public offering as defined under Colombian law.

The New Bonds are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of the following:

(a) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(b) a customer within the meaning of Directive (EU) 2016/97 as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II.

Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the New Bonds or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the New Bonds or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

This announcement does not constitute an offer to the public in France. It is not a prospectus within the meaning of the Prospectus Regulation.

No prospectus (including any amendment, supplement or replacement thereto) has been prepared in connection with the New Bonds Offering that has been approved by the French Autorité des marchés financiers (“AMF”) or by the competent authority of another Member State of the EEA and notified to the AMF under the Prospectus Regulation; the materials relating to the New Bonds have not been distributed or caused to be distributed and will not be released, issued or distributed or caused to be released, issued or distributed, directly or indirectly, to the public in France, or used in connection with any offer for subscription, exchange or sale of the bonds to the public in France. Any such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, and/or to (ii) investment services providers authorized to engage in portfolio management services on behalf of third parties and/or to (iii) a limited group of investors (cercle restreint d’investisseurs) acting for their own account, all as defined in, and in accordance with, Articles L.411-2, II, D.411-1, D.411-4, D.744-l, D.754-l and D.764-1 of the French Code monétaire et financier.

In the event that the New Bonds purchased or subscribed by investors listed above are offered or resold, directly or indirectly, to the public in France, the conditions relating to public offers set forth in Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Code monétaire et financier must be complied with. Investors in France and persons into whose possession offering materials come must inform themselves about, and observe, any such restrictions.

The Tender Offer is made in Federal Republic of Germany (“Germany”) to existing holders of the Old Bonds only.

The prospectus supplement does not constitute a prospectus compliant with the Prospectus Regulation and does therefore not allow any public offering in Germany. No action has been or will be taken in Germany that would permit a public offering of the New Bonds, or distribution of a prospectus or prospectus supplement or any other offering material relating to the New Bonds. In particular, no prospectus (Prospekt) within the meaning of the Prospectus Regulation and the German Securities Trading Act (Wertpapierprospektgesetz) or any other applicable laws in Germany has been or will be published in Germany, nor has any prospectus or the prospectus supplement been filed with or approved by the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht) for publication in Germany.

This prospectus supplement is strictly for use of the person who has received it. It may not be forwarded to other persons or published in Germany.

The Old Bonds and New Bonds may not be offered or sold and will not be offered or sold in Hong Kong by means of any document other than (a) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong) (the “CWUMPO”), or (b) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) (the “SFO”) and any rules made thereunder, or (c) in other circumstances which do not result in the document being a “prospectus” as defined in the CWUMPO.

No advertisement, invitation or document relating to the Old Bonds or New Bonds has been or will be issued, or has been or will be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the Old Bonds or New Bonds which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.

The Old Bonds and the New Bonds, and the Offer to Purchase and the New Bonds Offering prospectus supplements and the accompanying prospectus, and any other documents or materials related to such offers have not and will not be registered with the Italian Securities Exchange Commission (Commissione Nazionale per le Società e la Borsa or “CONSOB”) pursuant to applicable Italian laws and regulations. The Tender Offer and the New Bonds Offering are being carried out pursuant to the exemptions provided for, with respect to the Tender Offer, in Article 101 bis, paragraph 3 bis of Legislative Decree No. 58 of 24 February 1998, as amended (the “Consolidated Financial Act”) and Article 35 bis, paragraph 4, of CONSOB Regulation No. 11971 of 14 May 1999, as amended; and, with respect to the New Bonds Offering, in article 1, paragraph 4, letter c), of Regulation (EU) 2017/1129.

Holders or beneficial owners of the Old Bonds that are resident and/or located in Italy can tender the Old Bonds for purchase, and the New Bonds can be offered, sold and delivered, through authorized persons (such as investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Regulation (EU) 2017/1129, the Consolidated Financial Act, the CONSOB Regulation No. 20307 of 15 February 2018, as amended, and Legislative Decree No. 385 of September 1, 1993, as amended) and in compliance with any other applicable laws and regulations or with any requirements imposed by CONSOB or any other Italian authority. Each intermediary must comply with the applicable laws and regulations concerning information duties vis à vis its clients in connection with the bonds or the relevant offering.

The New Bonds have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended, the “Financial Instruments and Exchange Act”) and each Joint Book-Running Manager has represented and agreed that it has not offered or sold, and will not offer or sell any New Bonds, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (as defined under Article 6, Paragraph 1, Item 5 of the Foreign Exchange and Foreign Trade Act of Japan (Act No. 228 of 1949, as amended)), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan.

In Luxembourg, this announcement has been prepared on the basis that the offer of the New Bonds, the Tender Offer and the potential exchange offer will be made pursuant to an exemption under Article 1 (4) of the Prospectus Regulation from the requirement to produce a prospectus for offers of securities.

Neither the Offer to Purchase or the New Bonds Offering prospectus supplements and accompanying prospectus, nor any other documents or materials relating to the Tender Offer or the New Bonds Offering have been approved by or will be submitted for the approval of, the Mexican National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores; the “CNBV”) and, the New Bonds have not been and will not be registered with the Mexican National Securities Registry (Registro Nacional de Valores) maintained by the CNBV, and therefore the Old Bonds and New Bonds have not and may not be offered or sold publicly in Mexico. However, investors that qualify as institutional or qualified investors pursuant to the private placement exemption set forth in article 8 of the Mexican Securities Market Law (Ley del Mercado de Valores), may be contacted in connection with, and may participate in the Tender Offer and New Bonds Offering, and can be offered with or purchase New Bonds. The participation in the Tender Offer or the acquisition of New Bonds will be made under such investor’s own responsibility.

Neither the New Bonds Offering nor the Tender Offer is intended for any person who is not qualified as an institutional investor, in accordance with provisions set forth in Resolution SMV No. 021-2013-SMV-01 issued by Superintendencia del Mercado de Valores (Superintendency of Capital Markets) of Peru, and as subsequently amended. No legal, financial, tax or any other kind of advice is hereby being provided.

The New Bonds Offering prospectus supplements and accompanying prospectus, and the Offer to Purchase have not been and will not be registered as a prospectus with the Monetary Authority of Singapore. Neither the New Bonds Offering nor the Tender Offer constitutes an offering of securities in Singapore pursuant to the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”). Each Joint Book-Running Manager has represented and agreed that it has not offered or sold or caused the New Bonds to be made the subject of an invitation for subscription or purchase and will not offer or sell such New Bonds or cause such New Bonds to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, the New

Bonds Offering prospectus supplements and accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of such New Bonds, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the SFA) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, and (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018 of Singapore or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the New Bonds are subscribed or purchased in reliance on an exemption under Sections 274 or 275 of the SFA, the New Bonds shall not be sold within the period of six months from the date of the initial acquisition of the bonds, except to any of the following persons:

•	an institutional investor (as defined in Section 4A of the SFA);

•	a relevant person (as defined in Section 275(2) of the SFA); or

•	any person pursuant to an offer referred to in Section 275(1A) of the SFA,

unless expressly specified otherwise in Section 276(7) of the SFA or Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018 of Singapore.

Where the New Bonds are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•

a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the New Bonds pursuant to an offer made under Section 275 of the SFA except:

•

to an institutional investor or to a relevant person as defined in Section 275(2) of the SFA, or (in the case of such corporation) where the transfer arises from an offer referred to in 276(3)(i)(B) of the SFA or (in the case of such trust) where the transfer arises from an offer referred to in Section 276(4)(i)(B) of the SFA;

•	where no consideration is or will be given for the transfer;

•	where the transfer is by operation of law;

•	as specified in Section 276(7) of the SFA; or

•	as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018 of Singapore.

The New Bonds Offering prospectus supplements and accompanying prospectus is not intended to constitute an offer or solicitation to purchase or invest in the New Bonds described therein in Switzerland, except as permitted by law. The New Bonds may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and will not be admitted to any trading venue (exchange or multilateral trading facility) in Switzerland.

Neither the New Bonds Offering prospectus supplements and accompanying prospectus nor any other offering or marketing material relating to the New Bonds constitutes a prospectus as such term is understood pursuant to the FinSA, and neither the New Bonds Offering prospectus supplements and accompanying prospectus nor any other offering or marketing material relating to the New Bonds may be publicly distributed or otherwise made publicly available in Switzerland.

Neither the communication of the Offer to Purchase nor the New Bonds Offering prospectus supplements and accompanying prospectus nor any other offer material relating to the Tender Offer or the New Bonds Offering has been approved by an authorized person for the purposes of section 21 of the Financial Services and Markets Act 2000 (as amended, the “FSMA”). The Offer to Purchase and the New Bonds Offering prospectus supplements and accompanying prospectus are only being distributed to and are only directed at (i) persons who are outside the United Kingdom (“UK”); (ii) investment professionals falling within Article 19(5) of the FSMA (Financial Promotion) Order 2005 (as amended, the “Order”); or (iii) high net worth entities, and other persons to whom it may be lawfully communicated, falling within Article 49(2)(a) to (d) of the Order (all such other persons together being referred to as “relevant persons”). Any investment or investment activity to which the Offer to Purchase and the New Bonds Offering prospectus supplements and accompanying prospectus relate is available only to relevant persons and will be engaged in only with relevant persons. Any person who is not a relevant person should not act or rely on the Offer to Purchase or the New Bonds Offering prospectus supplements and accompanying prospectus or any of its contents. The New Bonds will only be available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire the New Bonds will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on the New Bonds Offering prospectus supplements and accompanying prospectus or any of its contents.

The New Bonds are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the UK.

For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (as amended, “EUWA”); or (ii) a customer within the meaning of the provisions of the FSMA and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA. Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the New Bonds or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the New Bonds or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

Contact information:

Global Bondholder Services Corporation

65 Broadway, Suite 404

New York, New York 10006

Attn: Corporate Actions

Banks and Brokers call: +1 (212) 430-3774

Toll free: +1 (855) 654-2014

Email: contact@gbsc-usa.com

Website: https://www.gbsc-usa.com/Brazil/